Exhibit 99.1

NEWS RELEASE

The Manitowoc Company Reports Financial Results for 2013

Steady execution across the enterprise drives margin improvement;
Company provides 2014 outlook and guidance

MANITOWOC, Wis. - January 30, 2014 - The Manitowoc Company, Inc. (NYSE: MTW) today reported full-year sales of $4.0 billion, a 3.4 percent increase from $3.9 billion in 2012. GAAP net income in 2013 was $141.8 million, or $1.05 per share, versus GAAP net income of $101.7 million, or $0.76 per share, in the prior year. Excluding the special items described in the reconciliation below, adjusted earnings from continuing operations in 2013 were $195.9 million, or $1.45 per share, versus adjusted earnings from continuing operations of $110.7 million, or $0.83 per share in 2012.

For the fourth quarter of 2013, sales were $1.104 billion, a decrease of 2.1 percent compared to sales of $1.128 billion in the fourth quarter of 2012. The Foodservice segment had a strong quarter with sales increasing by 10 percent and operating margins increasing by 350 basis points relative to the fourth quarter of 2012. The strong performance by Foodservice partially offset the 7.9 percent decrease in Crane segment sales.
On a GAAP basis, the company reported net earnings of $20.9 million, or $0.15 per diluted share, in the fourth quarter versus net earnings of $34.5 million, or $0.26 per diluted share, in the fourth quarter of 2012. Both periods included special items. Excluding special items, the adjusted earnings from continuing operations were $63.9 million, or $0.47 per diluted share, in the fourth quarter of 2013, versus adjusted earnings from continuing operations of $36.7 million, or $0.27 per diluted share, in the fourth quarter of 2012. A reconciliation of GAAP net earnings to net earnings before special items for the quarter and year-to-date periods is provided later in this press release.
“The weak macro environment persisted in 2013, and as such, we diligently focused on managing those areas within our control,” remarked Glen E. Tellock, Manitowoc’s chairman and chief executive officer. “Margin improvement across the enterprise was driven by our strategic initiatives, including new product introductions, controlling costs, and enhancing efficiencies. Further, the execution of our new credit agreement is a testament to our commitment to prudent fiscal management and our ongoing focus on maintaining financial flexibility. As we look ahead into 2014, we are confident in our abilities to significantly improve profitability, even with modest growth. We remain focused on directing resources to those areas that will deliver the highest returns on our investments, which includes continuing to prioritize funding our growth, cost reduction and process improvement initiatives, as well as debt repayment.”

Foodservice Segment Results
Fourth-quarter 2013 net sales in the Foodservice segment were $399.5 million, up 10.0 percent from $363.2 million in the fourth quarter of 2012. The increase was driven by continued growth in the Americas and EMEA regions, as well as sales from new product rollouts.
Foodservice operating earnings for the fourth quarter of 2013 were $68.7 million, up 37.7 percent versus $49.9 million for the fourth quarter of 2012. This resulted in a Foodservice segment operating margin of 17.2 percent for the fourth quarter of 2013, approximately 350 basis points higher than an operating margin of 13.7 percent for the prior-year quarter. The year-over-year margin increase was due to product sales mix and the benefits realized from ongoing investments in our key manufacturing strategies.
“The Foodservice segment posted strong year-over-year sales growth and margin improvements, driven by the manufacturing initiatives we implemented, as well as increased demand in North America and the success of our blended beverage equipment rollout in EMEA. As we enter 2014, the ongoing implementation of our long-term initiatives will generate solid growth across the global Foodservice business. Our focus on the customer, new technologies, and greater innovation around our brands, in addition to our manufacturing initiatives, are driving our performance and will continue to position us for long-term success in the foodservice industry,” Tellock concluded.
For the full year, Foodservice segment revenue rose 3.7 percent to $1.5 billion, operating earnings increased 4.9 percent to $250.3 million, while operating margins were sustained at a mid-teens level of 16.2 percent.
Crane Segment Results
Fourth-quarter 2013 net sales in the Crane segment were $704.8 million, down 7.9 percent from $764.9 million in the fourth quarter of 2012. Fourth-quarter 2012 sales were unusually high due to shipments of $120 million delayed from the prior quarter and which enhanced fourth-quarter 2012 revenue.
Crane segment operating earnings for the fourth quarter of 2013 were $54.8 million, compared to $60.1 million in the same period last year. This resulted in an operating margin of 7.8 percent for the fourth quarter of 2013, nearly matching the 7.9 percent margin in the same period in 2012. Fourth-quarter 2013 earnings were impacted by the lower sales volume, which were partially offset by the successful implementation of ongoing procurement savings and operational efficiencies.
Fourth-quarter 2013 orders of $707 million were 30.0 percent higher than the fourth quarter of 2012. Crane segment backlog totaled $574 million as of December 31, 2013, a decrease of $182 million from the fourth quarter 2012.
Tellock continued, “Sales and order activity were solid in the Crane segment in the fourth quarter. Driven by sustained demand across multiple product categories, notably crawler cranes and tower cranes, the strong order intake during the quarter was particularly noteworthy as this was the highest level reached since before the recession. Furthermore, we are excited to showcase our innovative new designs in the upcoming year, including an array of technologically advanced products that will premiere at ConExpo 2014.”
For the full year, Crane segment revenue grew 3.3 percent to $2.5 billion, operating earnings increased $48.3 million, or 28.3 percent, while operating margins improved 170 basis points to 8.7 percent for the full year ended 2013.

Cash Flow
Cash flow provided from operating activities of continuing operations in the fourth quarter of 2013 was $273.0 million, versus $236.4 million in the prior-year quarter, driven by cash from profitability improvement and a reduction in working capital in both segments. Fourth-quarter 2013 capital expenditures totaled $38.0 million, while net debt reduction in the same period totaled $247.1 million. In 2013, the company repaid approximately $257.9 million of debt, well in excess of the targeted level of $200 million.

Tax
GAAP earnings per share for the year benefited from a lower full-year effective tax rate of 16.0 percent, which was primarily the result of a favorable earnings mix as well as a favorable tax audit outcome and other settlements.
2014 Guidance
For the full-year 2014, Manitowoc expects:

■ Crane revenue - modest top-line growth
■ Crane operating margins - high single-digit percentage
■ Foodservice revenue - mid single-digit percentage growth
■ Foodservice operating margins - approaching high-teens percentages
■ Capital expenditures - approximately $90 million
■ Depreciation & amortization - approximately $120 million
■ Interest expense - approximately $100 million
■ Amortization of deferred financing fees - approximately $8 million
■ Total leverage - below 3x Debt-to-EBITDA
■ Effective tax rate in the mid-to-high 20 percent range

Investor Conference Call
On January 31 at 10:00 a.m. ET (9:00 a.m. CT), Manitowoc’s senior management will discuss its fourth-quarter results during an investor conference call. All interested parties may listen to the live conference call via the Internet by going to the Investor Relations area of Manitowoc’s Web site at http://www.manitowoc.com. A replay of the conference call will also be available at the same location on the Web site.
About The Manitowoc Company, Inc.
Founded in 1902, The Manitowoc Company, Inc. is a multi-industry, capital goods manufacturer with over 100 manufacturing, distribution, and service facilities in 24 countries. The company is recognized globally as one of the premier innovators and providers of crawler cranes, tower cranes, and mobile cranes for the heavy construction industry, which are complemented by a slate of industry-leading product support services. In addition, Manitowoc is one of the world’s leading innovators and manufacturers of commercial foodservice equipment, which includes 24 market-leading brands of hot- and cold-focused equipment. In 2013, Manitowoc’s revenues totaled $4.0 billion, with more than half of these revenues generated outside of the United States.

Forward-looking Statements
This press release includes "forward-looking statements" intended to qualify for the safe harbor from liability under the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations of the management of the company and are subject to uncertainty and changes in circumstances. Forward-looking statements include, without limitation, statements typically containing words such as "intends," "expects," "anticipates," "targets," "estimates," and words of similar import. By their nature, forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results and developments to differ materially include, among others:

•	unanticipated changes in revenues, margins, costs, and capital expenditures;

•	the ability to significantly improve profitability;

•	the ability to direct resources to those areas that will deliver the highest returns;

•	uncertainties associated with new product introductions, the successful development and market acceptance of new and innovative products that drive growth;

•	the ability to focus on the customer, new technologies, and innovation;

•	the ability to focus and capitalize on product quality and reliability;

•	the ability to increase operational efficiencies across each of Manitowoc’s business segments and to capitalize on those efficiencies;

•	the ability to capitalize on key strategic opportunities and the ability to implement Manitowoc’s long-term initiatives;

•	the ability to generate cash and manage working capital consistent with Manitowoc’s stated goals;

•	pressure of financing leverage;

•	matters impacting the successful and timely implementation of ERP systems;

•	foreign currency fluctuations and their impact on reported results and hedges in place with Manitowoc;

•	changes in raw material and commodity prices;

•	unexpected issues associated with the quality of materials and components sourced from third parties and the resolution of those issues;

•	unexpected issues associated with the availability and viability of suppliers;

•	the risks associated with growth;

•	geographic factors and political and economic conditions and risks;

•	actions of competitors;

•	changes in economic or industry conditions generally or in the markets served by Manitowoc;

•
unanticipated changes in customer demand, including changes in global demand for high-capacity lifting equipment; changes in demand for lifting equipment and foodservice equipment in emerging economies, and changes in demand for used lifting equipment and foodservice equipment;

•	global expansion of customers;

•	the replacement cycle of technologically obsolete cranes;

•	the ability of Manitowoc's customers to receive financing;

•
foodservice equipment replacement cycles in national accounts and global chains, including unanticipated issues associated with refresh/renovation plans by national restaurant accounts and global chains;

•	efficiencies and capacity utilization of facilities;

•
issues relating to the ability to timely and effectively execute on manufacturing strategies, including issues relating to new plant start-ups, plant closings, and/or consolidations of existing facilities and operations;

•	issues related to workforce reductions and subsequent rehiring;

•	work stoppages, labor negotiations, labor rates, and temporary labor costs;

•	government approval and funding of projects and the effect of U.S. government budget sequestration;

•	the ability to complete and appropriately integrate restructurings, consolidations, acquisitions, divestitures, strategic alliances, and joint ventures;

•	realization of anticipated earnings enhancements, cost savings, strategic options and other synergies, and the anticipated timing to realize those savings, synergies, and options;

•	unanticipated issues affecting the effective tax rate for the year;

•	unanticipated issues associated with the resolution or settlement of uncertain tax positions, including unfavorable settlement of a tax matter with the IRS related to the 2008 and 2009 calendar years;

•	unanticipated issues with redeeming Manitowoc’s 9.50% senior notes due 2018;

•	unanticipated changes in the capital and financial markets;

•	changes in laws throughout the world;

•	natural disasters disrupting commerce in one or more regions of the world;

•	acts of terrorism; and

•	risks and other factors cited in Manitowoc's filings with the United States Securities and Exchange Commission.

Manitowoc undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise. Forward-looking statements only speak as of the date on which they are made. Information on the potential factors that could affect the company's actual results of operations is included in its filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

For more information:
Carl J. Laurino
Senior Vice President & Chief Financial Officer
920-652-1720

THE MANITOWOC COMPANY, INC.
Unaudited Consolidated Financial Information
For the Three and Twelve Months Ended December 31, 2013 and 2012
(In millions, except share data)
INCOME STATEMENT

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013*	2012*	2013*	2012*
Net sales	$1,104.3	$1,128.1	$4,048.1	$3,913.3
Cost of sales	842.7	879.1	3,026.3	2,970.3
Gross profit	261.6	249.0	1,021.8	943.0
Engineering, selling and administrative expenses	151.9	153.6	617.6	597.6
Restructuring expense	3.2	7.9	4.8	9.5
Amortization expense	8.8	9.0	35.3	36.5
Other	(0.8)	0.5	(0.3)	2.5
Operating earnings	98.5	78.0	364.4	296.9
Amortization of deferred financing fees	(1.7)	(2.1)	(7.0)	(8.2)
Interest expense	(31.6)	(35.6)	(128.4)	(135.6)
Loss on debt extinguishment	(2.6)	(6.3)	(3.0)	(6.3)
Other (expense) income - net	(1.9)	0.1	(0.8)	0.1
Earnings from continuing operations before taxes on income	60.7	34.1	225.2	146.9
Provision (benefit) for taxes on income	1.3	(2.4)	36.1	38.0
Earnings from continuing operations	59.4	36.5	189.1	108.9
Discontinued operations:
Loss from discontinued operations, net of income taxes	(3.9)	(4.4)	(18.8)	(16.3)
Loss on sale of discontinued operations, net of income taxes	(1.1)	—	(2.7)	—
Net earnings	54.4	32.1	167.6	92.6
Less net income (loss) attributable to noncontrolling interests	33.5	(2.4)	25.8	(9.1)
Net earnings attributable to Manitowoc	$20.9	$34.5	$141.8	$101.7
Amounts attributable to the Manitowoc common shareholders:
Earnings from continuing operations	$24.1	$36.7	$154.8	$109.7
Loss from discontinued operations, net of income taxes	(2.1)	(2.2)	(10.3)	(8.0)
Loss on sale of discontinued operations, net of income taxes	(1.1)	—	(2.7)	—
Net earnings attributable to Manitowoc	$20.9	$34.5	$141.8	$101.7
BASIC EARNINGS (LOSS) PER SHARE:
Earnings from continuing operations attributable to the Manitowoc common shareholders, net of income taxes	$0.18	$0.28	$1.16	$0.83
Loss from discontinued operations attributable to the Manitowoc common shareholders, net of income taxes	(0.02)	(0.02)	(0.08)	(0.06)
Loss on sale of discontinued operations attributable to the Manitowoc common shareholders, net of income taxes	(0.01)	—	(0.02)	—
BASIC EARNINGS PER SHARE	$0.16	$0.26	$1.07	$0.77
DILUTED EARNINGS (LOSS) PER SHARE:
Earnings from continuing operations attributable to the Manitowoc common shareholders, net of income taxes	$0.18	$0.27	$1.14	$0.82
Loss from discontinued operations attributable to the Manitowoc common shareholders, net of income taxes	(0.02)	(0.02)	(0.08)	(0.06)
Loss on sale of discontinued operations attributable to the Manitowoc common shareholders, net of income taxes	(0.01)	—	(0.02)	—
DILUTED EARNINGS PER SHARE	$0.15	$0.26	$1.05	$0.76
AVERAGE SHARES OUTSTANDING:
Average Shares Outstanding - Basic	133,179,325	131,782,183	132,894,179	131,447,895
Average Shares Outstanding - Diluted	135,617,673	133,730,595	135,330,193	133,317,050

SEGMENT SUMMARY

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013*	2012*	2013*	2012*
Net sales from continuing operations:
Cranes and related products	$704.8	$764.9	$2,506.3	$2,427.1
Foodservice equipment	399.5	363.2	1,541.8	1,486.2
Total	$1,104.3	$1,128.1	$4,048.1	$3,913.3
Operating earnings (loss) from continuing operations:
Cranes and related products	$54.8	$60.1	$218.8	$170.5
Foodservice equipment	68.7	49.9	250.3	238.6
General corporate expense	(13.8)	(14.6)	(64.9)	(63.7)
Restructuring expense	(3.2)	(7.9)	(4.8)	(9.5)
Amortization	(8.8)	(9.0)	(35.3)	(36.5)
Other	0.8	(0.5)	0.3	(2.5)
Total	$98.5	$78.0	$364.4	$296.9

* Results have been prepared with the recently announced divested Manitowoc Dong Yue business treated as a discontinued operation.

THE MANITOWOC COMPANY, INC.
Unaudited Consolidated Financial Information
For the Three and Twelve Months Ended December 31, 2013 and 2012
(In millions)

BALANCE SHEET

	Dec 31, 2013*	Dec 31, 2012*
ASSETS
Current assets:
Cash and temporary investments	$56.3	$75.9
Restricted cash	12.8	10.6
Accounts receivable - net	255.5	330.7
Inventories - net	720.8	692.7
Deferred income taxes	89.9	88.3
Other current assets	112.5	101.6
Current assets of discontinued operations	15.1	28.2
Total current assets	1,262.9	1,328.0
Property, plant and equipment - net	578.8	539.3
Intangible assets - net	1,984.8	2,000.4
Other long-term assets	126.8	128.8
Long-term assets of discontinued operations	23.3	60.8
TOTAL ASSETS	$3,976.6	$4,057.3
LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$935.6	$911.5
Short-term borrowings	22.7	69.0
Customer advances	34.9	24.1
Product warranties	81.1	82.0
Product liabilities	25.0	27.9
Current liabilities of discontinued operations	26.1	31.4
Total current liabilities	1,125.4	1,145.9
Long-term debt	1,504.1	1,732.0
Other non-current liabilities	562.6	587.1
Long-term liabilities of discontinued operations	2.2	11.0
Stockholders’ equity	782.3	581.3
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$3,976.6	$4,057.3

CASH FLOW SUMMARY

	Three Months Ended Dec 31,		Twelve Months Ended Dec 31,
	2013*	2012*	2013*	2012*
Net earnings attributable to Manitowoc	$20.9	$34.5	$141.8	$101.7
Non-cash adjustments	57.7	33.9	166.3	137.2
Changes in operating assets and liabilities	194.4	168.0	26.0	(63.6)
Net cash provided from operating activities of continuing operations	273.0	236.4	334.1	175.3
Net cash used for operating activities of discontinued operations	(2.4)	(2.5)	(11.0)	(12.9)
Net cash provided from operating activities	270.6	233.9	323.1	162.4
Business acquisitions, net of cash acquired	(12.2)	—	(12.2)	—
Capital expenditures	(38.0)	(22.7)	(110.7)	(72.9)
Restricted cash	(3.2)	(0.4)	(2.0)	(3.3)
Proceeds from sale of business	—	—	39.2	—
Proceeds from sale of fixed assets	2.7	0.1	4.1	0.8
Net cash used for investing activities of discontinued operations	—	—	(0.6)	(0.1)
Proceeds from swap monetization	—	—	—	14.8
Payments on borrowings - net	(247.1)	(203.1)	(257.9)	(77.7)
Proceeds from (payments on) receivable financing - net	7.5	11.1	6.6	(10.4)
Dividends paid	(10.7)	(10.6)	(10.7)	(10.6)
Stock options exercised	2.9	3.8	6.7	6.4
Debt issuance costs	(1.1)	(5.4)	(1.1)	(5.7)
Net cash used for financing activities of discontinued operations	—	(0.8)	—	—
Effect of exchange rate changes on cash	(0.7)	(0.1)	(2.8)	1.2
Net increase (decrease) in cash & temporary investments	$(29.3)	$5.8	$(18.3)	$4.9

* Results have been prepared with the recently announced divested Manitowoc Dong Yue business treated as a discontinued operation.

Adjusted EBITDA

The company defines Adjusted EBITDA as earnings before interest, taxes, depreciation, and amortization, plus certain items such as pro-forma acquisition results and the addback of certain restructuring charges, that are adjustments per the credit agreement definition. The company’s trailing twelve-month Adjusted EBITDA for covenant compliance purposes as of December 31, 2013 was $468.5 million. The reconciliation of net income attributable to Manitowoc to Adjusted EBITDA is as follows (in millions):

Net income attributable to Manitowoc	$141.8
Loss from discontinued operations	10.3
Loss on sale of discontinued operations	2.7
Forgiveness of Manitowoc Dong Yue Intercompany Loan	35.6
Depreciation and Amortization	103.8
Interest expense and amortization of deferred financing fees	135.4
Restructuring charges	4.8
Costs due to early extinguishment of debt	3.0
Income taxes	36.1
Other	(5.0)
Adjusted EBITDA	$468.5

GAAP Reconciliation

In this release, the company refers to various non-GAAP measures. We believe that these measures are helpful to investors in assessing the company’s ongoing performance of its underlying businesses before the impact of special items. In addition, these non-GAAP measures provide a comparison to commonly used financial metrics within the professional investing community which do not include special items. Earnings and earnings per share before special items reconcile to earnings presented according to GAAP as follows (in millions, except per share data):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013*	2012*	2013*	2012*
Net earnings attributable to Manitowoc	$20.9	$34.5	$141.8	$101.7
Special items, net of tax:
Loss from discontinued operations	2.1	2.2	10.3	8.0
Loss on sale of discontinued operations	1.1	—	2.7	—
Forgiveness of Manitowoc Dong Yue Intercompany Loan	35.6	—	35.6	—
Early Extinguishment of Debt	1.7	4.1	2.0	4.1
Restructuring expense	2.5	7.5	3.5	8.5
Reversal of tax accrual	—	(11.6)	—	(11.6)
Net earnings before special items	$63.9	$36.7	$195.9	$110.7

Diluted earnings per share	$0.15	$0.26	$1.05	$0.76
Special items, net of tax:
Loss from discontinued operations	0.02	0.02	0.08	0.06
Loss on sale of discontinued operations	0.01	—	0.02	—
Forgiveness of Manitowoc Dong Yue Intercompany Loan	0.26	—	0.26	—
Early Extinguishment of Debt	0.01	0.03	0.01	0.03
Restructuring expense	0.02	0.06	0.03	0.06
Reversal of tax accrual	—	(0.09)	—	(0.09)
Diluted earnings per share before special items	$0.47	$0.27	$1.45	$0.83

* Results have been prepared with the recently announced divested Manitowoc Dong Yue business treated as a discontinued operation.